EXHIBIT 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES THIRD QUARTER

FISCAL YEAR 2004 OPERATING RESULTS

Uncasville, Connecticut, August 3, 2004 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, announced today its operating results for the quarter ended June 30, 2004.

Results for the quarter ended June 30, 2004 were as follows:

•	Gaming revenues of $280.3 million, a 3.5% increase over the corresponding period in the prior year

•	Gross slot revenues of $208.7 million, a 4.6% increase over the corresponding period in the prior year, exceeding the State of Connecticut slot revenue market growth rate of 0.3%

•	Table games revenues of $74.8 million, a 7.3% increase over the corresponding period in the prior year

•	Non-gaming revenues of $59.3 million, a 10.1% increase over the corresponding period in the prior year

•	Income from operations of $61.5 million, a 5.6% increase over the corresponding period in the prior year

•	Net income of $32.8 million, a 15.9% increase over the corresponding period in the prior year

•	Adjusted EBITDA, a non-GAAP measure more fully described below, of $85.8 million, a 5.7% increase over the corresponding period in the prior year

•	Reduced the outstanding principal under the Authority’s bank credit facility by $38.3 million

Third Quarter Operating Results

Net revenues for the quarter ended June 30, 2004 increased by $12.8 million, or 4.3%, to $311.0 million from $298.2 million for the same period in the prior year. This increase is due to the continued growth in both gaming and non-gaming revenues, which is the result of continued public awareness of Mohegan Sun’s gaming and non-gaming offerings and amenities.

William J. Velardo, President and Chief Executive Officer, stated, “Our management is extremely proud of the growth rate achieved during the quarter despite weakness in consumer spending during the third quarter of fiscal 2004.”

Gaming revenues for the quarter ended June 30, 2004 increased by $9.4 million, or 3.5%, to $280.3 million from $270.9 million for the same period in the prior year. This increase is due to higher slot revenues and table games revenues resulting from the continued awareness of the Mohegan Sun brand in the Northeast United States gaming market and an improved table games hold percentage in the quarter ended June 30, 2004.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended June 30, 2004 increased by $9.2 million to $208.7 million from $199.5 million for the same period in the prior year. Mohegan Sun exceeded the Connecticut slot revenue market growth rate for the quarter, as the Authority experienced an increase in gross slot revenues of 4.6% over the same period in the prior year. The State of Connecticut reported slot revenues of $405.3 million and $404.3 million for the quarters ended June 30, 2004 and 2003, respectively, representing an increase of 0.3%. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarters ended June 30, 2004 and 2003 was 8.1% and 8.2%, respectively. Slot handle for the quarter increased by $140.9 million, or 5.8%, to $2.6 billion from $2.4 billion for the same period in the prior year. Gross slot win per unit per day was $367 and $359 for the quarters ended June 30, 2004 and 2003, respectively.

Table games revenues for the quarter ended June 30, 2004 increased by $5.1 million, or 7.3%, to $74.8 million from $69.7 million for the same period in the prior year. Table games hold percentage, which is table games revenues divided by table games drop, was 15.9% for the quarter ended June 30, 2004, which represents an improvement from a lower than expected hold percentage in the quarter ended June 30, 2003 of 14.9%. Table games hold percentage is relatively predictable over long periods of time, but can fluctuate significantly over shorter periods. Table games revenue per unit per day decreased from $2,945 for the quarter ended June 30, 2003 to $2,834 for the quarter ended June 30, 2004 as a result of an increase in the number of tables offered from 260 units during the quarter ended June 30, 2003 to 290 units during the quarter ended June 30, 2004.

Non-gaming revenues for the quarter ended June 30, 2004 increased by $5.4 million, or 10.1%, to $59.3 million from $53.9 million for the same period in the prior year. Retail, entertainment and other revenues increased by $5.1 million, or 26.6%, to $24.1 million from $19.0 million for the same period in the prior year. Mohegan Sun Arena events contributed $3.6 million of the $5.1 million increase due to higher average event attendance combined with a higher average ticket price. Food and beverage revenues increased by $700,000, or 2.9%, to $22.3 million from $21.6 million for the same period in the prior year primarily as a result of an increase in average sale price per meal of 7.6%. Hotel revenues decreased by $200,000, or 1.9%, to $13.0 million from $13.2 million in the same period of the prior year. The average daily room rate, or ADR, was $131 with an occupancy rate of 86% compared to an ADR of $146 and an occupancy rate of 80% for the same period in the prior year. Revenue per Available Room, or REVPAR, was $113 compared to $117 for the same period in the prior year.

“The revenues for the quarter are extremely encouraging given the mixed economic results for the quarter and are clearly a tribute to the wonderful efforts and outstanding service provided by our dedicated employees,” said Mitchell Etess, Executive Vice President of Marketing.

The Tribe has determined that it is in their long-term best interest to pursue diversification of its business interests, both directly and through the Authority. From time to time, the Authority and the Tribe identify and evaluate various business opportunities. These opportunities primarily include the management or ownership of, or investment in, other gaming enterprises through direct investments, acquisitions, joint venture arrangements and loan transactions. The Authority incurred corporate development costs of $127,000 and $1.3 million for the quarter and nine months ended June 30, 2004, respectively.

Income from operations for the quarter ended June 30, 2004 increased by $3.3 million, or 5.6%, to $61.5 million from $58.2 million for the same period in the prior year. The increase is principally attributable to the growth in net revenues, offset by related increases in gaming expenses, food and beverage expenses and a $1.3 million increase in depreciation and amortization expense due primarily to the termination of certain Connecticut Sun player contracts and the resulting write-off of the related portion of the player roster value intangible asset.

Net income for the quarter ended June 30, 2004 increased by $4.5 million, or 15.9%, to $32.8 million from $28.3 million for the same period in the prior year. The increase in net income is primarily due to the increase in income from operations and a decrease in the accretion of discount to the relinquishment liability of $900,000 from $8.4 million in the quarter ended June 30, 2003 to $7.5 million in the quarter ended June 30, 2004 and a decrease of $600,000 in interest expense from $21.0 million for the quarter ended June 30, 2003 to $20.4 million for the quarter ended June 30, 2004. The weighted average debt outstanding decreased $71.0 million, or 6.2% from the quarter ended June 30, 2003 and the weighted average interest rate was 7.6% for the quarter ended June 30, 2004 compared to 7.4% for the same period in the prior year.

Commenting on the third quarter financial results, Mark Brown, Chairman of the Authority’s Management Board, said, “The Board was pleased to see the continued growth of Mohegan Sun’s revenues and market share. Our success is directly attributed to the numerous and exciting product offerings at our facility and the hard work and abilities of our employees.”

Adjusted EBITDA

Adjusted EBITDA for the quarter ended June 30, 2004 increased by $4.6 million, or 5.7%, to $85.8 million compared to $81.2 million for the same period in the prior year. Mohegan Sun achieved a 27.6% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) compared to a 27.2% Adjusted EBITDA margin for the same period in the prior year. The increase in the Adjusted EBITDA margin was primarily attributable to an improved table games hold percentage in the quarter ended June 30, 2004, reductions in advertising costs, and reduced full time employee equivalents for the quarter which translated into lower growth in salaries and wages. The increase in the Adjusted EBITDA margin was partially offset by higher promotional and entertainment costs in the quarter ended June 30, 2004.

Commenting on the Authority’s third quarter and nine month results, Jeffrey E. Hartmann, Executive Vice President, Finance, and Chief Financial Officer, said “Our results for the quarter and first nine months of fiscal year 2004 reflect our focus on targeted marketing, increasing hotel occupancy, refining our entertainment offering and various cost saving initiatives.”

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, loss on early extinguishment of debt, write-off of debt issuance costs and other non-operating income and expense.

Adjusted EBITDA provides an additional way to view the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes provides a more complete understanding of its business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of relinquishment liability discount as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

Liquidity, Capital Resources and Capital Spending

As of June 30, 2004, the Authority held cash and cash equivalents of $76.6 million, an increase of $3.3 million from $73.3 million as of September 30, 2003.

The Authority’s bank credit facility is comprised of a revolving loan of up to $291.0 million and a $100.0 million term loan, both of which mature on March 31, 2008. The Authority may, at its option, seek to increase the size of the bank credit facility to an amount not to exceed $500.0 million. As of June 30, 2004, $98.7 million was outstanding under the bank credit facility, which consists of $91.7 million outstanding under the term loan and $7.0 million under the revolving loan. The Authority had approximately $283.7 million available for borrowing under the bank credit facility as of June 30, 2004. Total debt of the Authority was $1.03 billion as of June 30, 2004. “We continue to make progress in reducing the Authority’s leverage,” said Jeffrey E. Hartmann, Executive Vice President, Finance, and Chief Financial Officer.

Capital expenditures totaled $25.4 million for the nine months ended June 30, 2004 versus $22.3 million for the same period in the prior year. The Authority expects to incur capital expenditures totaling $35.0 million for fiscal year 2004.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $48.7 million and $38.3 million for the nine months ended June 30, 2004 and 2003, respectively. Distributions to the Tribe are anticipated to total $65.0 million for fiscal year 2004.

Management believes that existing cash balances, financing arrangements and operating cash flow will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements and distributions to the Tribe for at least the next twelve months.

Certain amounts in the fiscal year 2003 consolidated financial information have been reclassified to conform to the fiscal year 2004 presentation.

Other Business Developments

On July 15, 2004, the Authority commenced a cash tender offer and consent solicitation to repurchase all of its outstanding $200.0 million 8 1/8% Senior Notes due 2006, or Senior Notes and all of its outstanding $150.0 million 8 3/8% Senior Subordinated Notes due 2011, or Senior Subordinated Notes. The tender offer will expire on Wednesday, August 11, 2004. As part of the tender offer, the Authority was soliciting and has received requisite consents to certain proposed amendments to the indentures governing the Senior Notes and Senior Subordinated Notes. The aggregate amount paid for the Senior Notes at the initial closing on August 3, 2004, representing an original principal amount tendered of approximately $186.0 million, was $200.5 million, which included a tender and consent solicitation premium of $13.2 million and accrued interest of $1.3 million. The aggregate amount paid for the Senior Subordinated Notes at the initial closing, representing an original principal amount tendered of approximately $133.7 million, was $152.5 million which included a tender and consent solicitation premium of $17.8 million and accrued interest of $995,000.

On August 3, 2004, the Authority issued $225.0 million Senior Subordinated Notes with fixed interest payable at a rate of 7 1/8% per annum, or the 2004 Senior Subordinated Notes. The net proceeds from this financing were used to repurchase the outstanding Senior Subordinated Notes, as tendered, the outstanding Senior Notes, as tendered, and to pay fees and expenses associated with the issuance. The Authority also used $135.0 million of availability under its bank credit facility to repurchase the outstanding Senior Notes, as tendered. The 2004 Senior Subordinated Notes are uncollateralized general obligations of the Authority and mature on August 15, 2014. The Authority has agreed to offer to exchange the 2004 Senior Subordinated Notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933, as amended.

Conference Call Detail

The Authority will host a conference call and simultaneous web cast regarding its third quarter 2004 operating results on Tuesday, August 3, 2004 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 8370248

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Us/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 1:00 p.m. (Eastern Standard Time) on Tuesday, August 3, 2004. This replay will run through August 17, 2004.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 8370248

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About Mohegan Sun and the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization of expanded gaming in Connecticut, Rhode Island, New York, Pennsylvania, Massachusetts and/or Maine), the financial performance of the Casino of the Earth, the Casino of the Sky, the hotel and the convention center, dependence on existing management, local, regional, national or global economic conditions, the Authority’s leverage and ability to meet its debt service obligations, an act of terrorism in the United States of America, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation or suspension of licenses required under gaming laws and regulations), and the availability of financing for operations. Additional information concerning potential factors that could affect the Authority’s financial results is included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2004	September 30, 2003
ASSETS

Current assets:
Cash and cash equivalents	$76,644	$73,264
Receivables, net	11,578	13,434
Due from Tribe	923	2,453
Inventories	14,861	13,822
Other current assets	10,399	15,379

Total current assets	114,405	118,352

Non-current assets:
Property and equipment, net	1,341,264	1,386,338
Trademark and other intangible assets, net	127,721	129,375
Other assets, net	20,002	24,446

Total assets	$1,603,392	$1,658,511

LIABILITIES AND CAPITAL

Current liabilities:
Current portion of long-term debt	$1,000	$1,000
Current portion of relinquishment liability	93,129	85,865
Trade payables	22,117	25,670
Accrued interest payable	29,196	22,323
Other current liabilities	87,097	86,642

Total current liabilities	232,539	221,500

Non-current liabilities:
Long-term debt, net of current portion	1,031,748	1,101,649
Relinquishment liability, net of current portion	392,663	419,699
Other long-term liabilities	108	14,558

Total liabilities	1,657,058	1,757,406

Capital:
Retained deficit	(53,666)	(98,592)
Accumulated other comprehensive loss	—	(303)

Total capital	(53,666)	(98,895)

Total liabilities and capital	$1,603,392	$1,658,511

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarter Ended June 30, 2004	For the Quarter Ended June 30, 2003	For the Nine Months Ended June 30, 2004	For the Nine Months Ended June 30, 2003
Revenues:
Gaming	$280,274	$270,864	$828,234	$776,354
Food and beverage	22,267	21,634	66,213	63,116
Hotel	12,970	13,221	38,208	37,265
Retail, entertainment and other	24,062	19,008	69,830	56,297

Gross revenues	339,573	324,727	1,002,485	933,032

Less-Promotional allowances	(28,621)	(26,571)	(82,870)	(78,703)

Net revenues	310,952	298,156	919,615	854,329

Operating costs and expenses:
Gaming	156,214	150,108	463,823	439,126
Food and beverage	10,413	8,849	30,934	27,452
Hotel	3,522	3,542	10,852	9,566
Retail, entertainment and other	8,339	8,526	30,312	25,674
Advertising, general and administrative	46,555	45,956	133,974	128,644
Corporate development	127	—	1,332	—
Depreciation and amortization	24,301	22,974	71,302	68,883

Total operating costs and expenses	249,471	239,955	742,529	699,345

Income from operations	61,481	58,201	177,086	154,984

Other income (expense):
Accretion of discount to the relinquishment liability	(7,485)	(8,398)	(22,455)	(25,194)
Interest income	23	61	174	213
Interest expense	(20,407)	(20,961)	(60,076)	(63,812)
Loss on early extinguishment of debt	—	—	(248)	—

Write-off of debt issuance costs	—	—	—	(403)

Other expense, net	(797)	(598)	(845)	(688)

Total other expense	(28,666)	(29,896)	(83,450)	(89,884)

Net income	$32,815	$28,305	$93,636	$65,100

MOHEGAN TRIBAL GAMING AUTHORITY

SELECTED FINANCIAL INFORMATION

(in thousands)

	For the Quarter Ended		For the Nine Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Results:
Gross revenues	$339,573	$324,727	$1,002,485	$933,032
Net revenues	310,952	298,156	919,615	854,329
Income from operations	61,481	58,201	177,086	154,984
Net income	32,815	28,305	93,636	65,100

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$85,782	$81,175	$248,388	$223,867
Adjusted EBITDA margin	27.6%	27.2%	27.0%	26.2%

Capital expenditures	$3,632	$8,792	$25,446	$22,338
Cash interest paid	$11,480	$5,905	$46,242	$49,712

Balance Sheet Data:
Total assets	$1,603,392	$1,675,633	$1,603,392	$1,675,633
Total debt	1,032,748	1,106,704	1,032,748	1,106,704

MOHEGAN TRIBAL GAMING AUTHORITY

SUPPLEMENTAL DATA –OPERATING STATISTICS

	For the Quarter Ended		For the Nine Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Win Per Unit Per Day:
Slot (gross)	$367	$359	$359	$335
Table Games	2,834	2,945	2,964	2,989

Hold Percentage:
Slot (gross)	8.1%	8.2%	8.1%	8.0%
Table games	15.9%	14.9%	15.8%	15.6%

Slot Market Share:
Slot handle market share	51.8%	49.2%	51.6%	50.4%
Slot win market share	51.5%	49.4%	51.6%	49.6%
Slot handle efficiency	106.8%	102.3%	106.8%	103.5%
Slot win efficiency	106.1%	102.6%	106.7%	101.8%

Hotel Statistics:
Hotel occupancy %	86%	80%	85%	74%
Average Daily Rate (ADR)	$131	$146	$131	$150
Revenue Per Available Room (REVPAR)	$113	$117	$111	$111

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended		For the Nine Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$85,782	$81,175	$248,388	$223,867
Depreciation and amortization	(24,301)	(22,974)	(71,302)	(68,883)
Accretion of discount to the relinquishment liability	(7,485)	(8,398)	(22,455)	(25,194)
Interest income	23	61	174	213
Interest expense	(20,407)	(20,961)	(60,076)	(63,812)
Loss on early extinguishment of debt	—	—	(248)	—
Write-off of debt issuance costs	—	—	—	(403)
Other expense, net	(797)	(598)	(845)	(688)

Net income	$32,815	$28,305	$93,636	$65,100

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, loss on early extinguishment of debt, write-off of debt issuance costs and other non-operating income and expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.